Exhibit 10.10

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as “this Agreement”) is signed by the following parties on May 20, 2019:

(1)

Guangzhou Tiya Information Technology Co., Ltd., a company with limited liability duly incorporated and validly subsisting under the laws of the People’s Republic of China (solely funded by Taiwan, Hong Kong or Macao legal person), whose registered address is B085, Room 401, No. 194 Hehui Street, Tianhe Road North, Tianhe District, Guangzhou City (hereinafter referred to as “Pledgee”); and

(2)	Ding Ning, PRC citizen (hereinafter referred to as “Pledgor”).

Whereas, the Pledgor holds 100% equity in Guangzhou Huanliao Network Technology Co., Ltd. (a domestic-funded company with limited liability whose registered address is Self-numbered 3-10B-2B, No. 309 Huangpu Avenue Middle, Tianhe District, Guangzhou, with a registered capital of RMB1 million, hereinafter referred to as “the Company”);

Whereas, the Company and the Pledgee signed the Exclusive Technical Consulting and Management Service Agreement (hereinafter referred to as “Service Agreement”) on May 20, 2019, and the Company, the Pledgee and other relevant parties signed the Business Operation Agreement on May 20, 2019, and the Company, the Pledgor and the Pledgee signed the Exclusive Equity Transfer Option Agreement on May 20, 2019 (hereinafter collectively referred to as “Master Agreements”), according to the Master Agreements, the Company has the obligations of paying the Pledgee the service fees and relevant interests, liquidated damages and compensations for other losses incurred to the Pledgee due to the Company’s default (hereinafter referred to as “Secured Obligations”);

Whereas, the Pledgor intends to pledge his equity in the Company’s registered capital to the Pledgee as (if) a guarantee for the Company’s fulfilment of the aforesaid Secured Obligations and (ii) a guarantee for fulfilment of all the contractual obligations (hereinafter referred to as “Contractual Obligations”) by the Pledgor and the Company under the Master Agreements, and the Pledgee is willing to accept the pledge according to the terms and conditions of this Agreement, the Pledgor and the Pledgee arrive at the following agreement:

Article 1 Pledge

1.1	Subject matter of pledge

The subject matter of the pledge guarantee provided by the Pledgor to the Pledgee under this Agreement is the accumulated 100% equity held and to be held by the Pledgor in the Company’s registered capital and the dividends and bonuses arising from the equity during the term of this Agreement (hereinafter referred to as “Pledged Equity”).

1.2	Pledge

The Pledgor is willing to pledge the aforesaid Pledged Equity as a guarantee for the Company’s fulfilment of the aforesaid Secured Obligations and a guarantee for fulfilment of Contractual Obligations by the Pledgor and the Company.

1.3	Realization of pledge right

1.3.1

If (i) the Company fails to fulfil the Secured Obligations according to the Master Agreements or (ii) the Pledgor or the Company fails to fulfil the Contractual Obligations according to the Master Agreements, the Pledgee may dispose of the Pledged Equity pursuant to the Guarantee Law of the People’s Republic of China and other relevant laws and regulations and has the right of priority to be paid from the proceeds from the disposal of the Pledged Equity for the Secured Obligations and any other relevant expenditures. The parties agree that the proceeds obtained according to this article shall be used in the following order:

(1)	payment of all the taxes resulting from disposal of the Pledged Equity;

(2)	repayment of the outstanding secured obligations of the Pledgor;

(3)

if the monies specified in the preceding two paragraphs have been paid and there are no monies payable by the Pledgor or the Company to the Pledgee, and there still remains some of the proceeds obtained by the Pledgee according to this article, the Pledgee shall return the rest to the Pledgor.

Therefore, the Pledgor, as shareholders of the Company, agree to waive his right of first refusal and that the Pledgee has the right to buy the Pledged Equity.

1.3.2

Unless otherwise approved by the Pledgee in writing after the signing of this Agreement, the pledge under this Agreement shall be removed only when the Company and the Pledgor have duly fulfilled all of their obligations and liabilities under the Master Agreements and the Pledgee has given written acknowledgement.

If the Pledgor still fails to fulfil all or part of his obligations or liabilities under the Master Agreements upon maturity of the period specified therein, the Pledgee shall still be entitled to the pledge under this Agreement until the aforesaid relevant obligations and liabilities are fully fulfilled.

1.4	Term of pledge

The pledge shall become effective as from the date when the pledge of the Pledged Equity under this Agreement is registered with the relevant industrial and commercial administration authority until the Secured Obligations and the Contractual Obligations are fully fulfilled.

Article 2 Representations and Warranties

2.1	The Pledgor hereby represents and warrants to the Pledgee that:

(1)

The Pledgor is the legal owner of the Pledged Equity and has the right to pledge the Pledged Equity to the Pledgee; the Pledgee will not encounter any legal or factual obstacle in exercise of the pledge right in the future.

(2)

The Pledgor has obtained the approvals and authorizations needed for signing this Agreement and this Agreement is valid and binding on the Pledgor and is executable on the Pledgor based on the terms thereof.

(3)

Except for the Exclusive Equity Transfer Option Agreement signed by the Pledgor and the Pledgee on May 20, 2019, the Pledgor’s signing and performance of this Agreement will not lead to his violation of any other agreements to which he is a party or the laws and regulations he shall observe and any relevant government approvals, permissions or authorizations.

(4)

Except for the equity purchase option granted by the Pledgor to the Pledgee according to the Exclusive Equity Transfer Option Agreement signed by the Pledgor and the Pledgee on May 20, 2019, the Pledged Equity is not involved in any other secured rights, right of offset or any other similar encumbrances on the date of the signing of this Agreement.

(5)

If the board of directors of the Pledgee exercises the rights of the Pledgee according to this Agreement at any time, there shall be no intervention from any other parties, except for judicial or administrative intervention.

(6)

Save with the prior written consent of the Pledgee, the Pledgor shall not transfer or otherwise dispose of the Pledged Equity (or any interests therein), and except for the equity purchase option granted by the Pledgor to the Pledgee according to the Exclusive Equity Transfer Option Agreement signed by the Pledgor and the Pledgee on May 20, 2019, and shall not directly or indirectly cause or allow setting of any other encumbrances on the Pledged Equity.

(7)

Without the prior written consent of the Pledgee, the Pledgor shall not or shall not allow others to make any changes to the Pledged Equity that may result in decrease of the value of the Pledged Equity (except for performance of the Master Agreements).

(8)	There is no ongoing civil, administrative or criminal litigation or administrative penalty or arbitration relating to the Pledged Equity on the date of the signing of this Agreement.

(9)	There is no outstanding tax or fee or uncompleted legal proceeding or procedure relating to the Pledged Equity on the date of the signing of this Agreement.

(10)	The Pledgor agrees to sign an irrevocable proxy form for voting.

(11)

The Pledgor agrees that the Pledgee’s exercise of rights as a pledgee according to the terms of this Agreement shall not be interrupted or jeopardized by the Pledgor or his successors or transferees or any other persons.

(12)

The terms of this Agreement are an expression of their true intentions and are legally binding on them. If the Pledgor does not fulfil or does not fully fulfil his warranties, undertakings, agreements and representations, the Pledgor shall compensate the Pledgee for the actual losses caused by the default.

The Pledgee hereby represents and warrants that

(1)	The Pledgee is a wholly foreign-owned enterprise duly incorporated and validly subsisting under the laws of the People’s Republic of China.

(2)	The Pledgee has obtained the approvals and authorizations needed for signing this Agreement and this Agreement is valid and binding on the Pledgee.

Article 3 Entry into Force and Term

3.1

This Agreement shall take effect from the date of signing by the authorized representatives of the parties. The pledge under this Agreement shall become effective as from the date when the registration of pledge for the Pledged Equity is completed by the Company’s competent industrial and commercial administration authority.

3.2	The parties agree to record the pledge of the Pledged Equity in the register of shareholders of the Company on the date of the signing of this Agreement.

3.3

This Agreement shall terminate after the Master Agreements are terminated according to laws and the Secured Obligations are fully fulfilled according to the terms and conditions of the Master Agreements.

Article 4 Possession and Safekeeping of Pledge Certificate

4.1

In the term of pledge specified in this Agreement, the Pledgor shall, as required by the Pledgee, hand in the certificate (original) of his equity contributions in the Company to the Pledgee for safekeeping within five workdays. The Pledgor shall provide the Pledgee with a proof for due registration of the pledge under this Agreement in the register of shareholders and have completed all the approval, registration and filing procedures (including but not limited to the procedures for registration of pledge for the Pledged Equity with the Company’s competent industrial and commercial administration authority) required by the laws of the People’s Republic of China.

4.2

If any change in the pledge records needs to be recorded according to laws, the Pledgor shall record the relevant change within 30 days after the change and complete relevant change registration procedures with the Company’s competent industrial and commercial administration authority.

4.3

During the period of equity pledge, the Pledgor shall instruct the Company not to distribute any dividend or bonus, or adopt any profit distribution scheme; if the Pledgor is entitled to any other monetary benefits apart from the dividend, bonus or other profit distribution schemes, the Pledgor shall, as required by the Pledgee, instruct the Company to directly remit the relevant monies to the bank account designated by the Pledgee. Without the prior written consent of the Pledgee, the Pledgor shall not use the monies.

4.4

If, during the period of equity pledge, the Pledgor obtains any new equity due to the Company’s implementation of allotment plan for the shareholders or the Pledgor’s capital increase for the Company or for any other reasons, the said new equity shall automatically turn into the Pledged Equity under this Agreement and the Pledgor shall, after obtaining the new equity, complete all the procedures needed for pledging the said new equity. If the Pledgor fails to complete relevant procedures according to the aforesaid provisions, the Pledgee shall have the right to immediately realize the pledge according to Article 6 of this Agreement. If the Pledgor terminates its employment relationship with the Pledgee or its related parties), the Pledgor hereby agrees and undertakes to transfer all his equity in the Company to the third party designated by the Pledgee. After the transfer, the said third party shall bear all the rights and obligations of the transferor under the relevant Master Agreements. The aforesaid undertakings shall be irrevocable during the validity period of this Agreement.

Article 5 Events of Default

5.1	All the following events shall be deemed as events of default:

5.1.1

The Company, or its successor or transferee fails to pay in due time and in full any service fees payable under the Service Agreement, or the Pledgor or his successors or transferees fails to perform the Business Operation Agreement or the Exclusive Equity Transfer Option Agreement;

5.1.2

Any representations, warranties or undertakings made by the Pledgor in Article 2 of this Agreement are materially misleading or wrong, and/or the Pledgor violates the representations, warranties or undertakings in Article 2 of this Agreement;

5.1.3	The Pledgor seriously violates any terms of this Agreement;

5.1.4	The Pledgor abandons the Pledged Equity or transfers or otherwise disposes of the Pledged Equity without the written consent of the Pledgee;

5.1.5

Any borrowings, guarantees, compensations, undertakings or other debt repayment liabilities of the Pledgor are required to be repaid or fulfilled in advance due to default or fall due, but cannot be repaid or fulfilled as scheduled, so that the Pledgee deems that the Pledgor’s ability to fulfil his obligations under this Agreement has been affected, thereby affecting the Pledgee’s interests;

5.1.6	The Pledgor is unable to repay the general debts or other arrears, thereby affecting the Pledgee’s interests;

5.1.7	This Agreement becomes illegal or the Pledgor is unable to continue fulfilling his obligations under this Agreement due to issue of relevant laws;

5.1.8

The consents, permissions, approvals or authorizations of any government departments needed for executing or legalizing or validating this Agreement are revoked, terminated, invalidated or revised substantially;

5.1.9	Any adverse change in the Pledgor’s property causes the Pledgee to believe that the Pledgor’s ability to fulfil his obligations under this Agreement has been affected.

5.2

If the Pledgor is aware of or find any circumstance mentioned in Article 5.1 above or any event that may lead to the aforesaid circumstances has occurred, he shall immediately notify the Pledgee in writing.

5.3

Unless the events of default specified in Article 5.1 above are solved to the satisfaction of the Pledgee, the Pledgee may send a notice of default to the Pledgor in writing at any time after the occurrence of the said events of default to require the Pledgor to immediately pay all the arrears and other monies payable under the Service Agreement, or promptly perform the Exclusive Equity Transfer Option Agreement or Business Operation Agreement, or exercise the pledge according to Article 6 of this Agreement.

Article 6 Exercise of the Pledge

6.1

The Pledgor shall not transfer or otherwise dispose of the Pledged Equity without the written consent of Party A before the Secured Obligations are fully repaid and the Contractual Obligations are fully performed.

6.2	The Pledgee shall send a notice of default to the Pledgor at the time of exercising the pledge.

6.3

Subject to the provisions of Article 5.3, the Pledgee may exercise the pledge at the time when the notice of default is sent in accordance with Article 5.3 or at any time after the notice of default is sent.

6.4

The Pledgee is entitled to be compensated in priority by the conversion of all or part of the Pledged Equity hereunder or from the proceeds from auction or sale of the Pledged Equity in accordance with legal procedures until the outstanding service fees and all other payables under the Service Agreement are repaid in full, and the Exclusive Equity Transfer Option Agreement and Business Operation Agreement are fully performed.

6.5	When the Pledgee exercises the pledge pursuant to this Agreement, the Pledgor shall not set any barriers and shall provide necessary assistance to enable the Pledgee to realize its pledge.

Article 7 Miscellaneous

7.1	This Agreement is subordinate to the Master Agreements. Nonetheless, the effect of this Agreement shall not be affected by the effect of the Master Agreements.

7.2	Any amendment, extension, transfer and premature termination of this Agreement shall be subject to the prior written consent of the Pledgee.

7.3

This Agreement and appendixes thereof and transaction documents are complete agreements concluded by respective parties for the agreed matters to supersede any oral or written exchange opinions or suggestions previously made by respective parties.

7.4	This Agreement shall be governed and interpreted by the issued PRC laws.

7.5

Any dispute arising out of or in connection with this Agreement shall preferably be settled by the parties through friendly negotiation. Should the negotiation fail, either party shall refer such dispute to the Guangzhou Arbitration Commission for arbitration in accordance with its arbitration rules effective at that time. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding on the parties.

7.6

Within the validity period of this Agreement, the grant of extension/renewal by the Pledgee to the Pledgor for any breach of or delay in performance of this Agreement shall not affect, damage or restrict any rights and powers of the Pledgee hereunder and vested in the Pledgee as creditor in accordance with relevant laws and regulations, shall not be deemed as the Pledgee’s consent to the default of the Pledgor, and shall neither constitute a waiver of the Pledgee’s right to pursue the default of the Pledgor in the past nor constitute a waiver of the Pledgee’s right to pursue the default of the Pledgor in the future.

7.7

Save with the prior consent of the Pledgee, the Pledgor has no right to delegate or transfer its rights and obligations hereunder. This Agreement shall be binding on the Pledgor and his successors and shall be valid to the Pledgee and each of its successors and transferees. The Pledgee may at any time transfer to its designee (natural/legal person) all or any of its rights and obligations under the Master Agreements. In the said circumstance, the transferee shall have and undertake the Pledgee’s rights and obligations hereunder, as if it were a party to this Agreement. In the event of change of the Pledgee, new parties to the pledge shall sign a new pledge contract.

7.8	The Pledgee shall bear all the fees and actual expenses relating to this Agreement.

7.9

The Pledgor and the Pledgee agree that in order to handle the formalities for registration of pledge of the Pledged Equity, the Pledgor and the Pledgee will sign an equity pledge agreement that meets the requirements of the industrial and commercial administration authority. Any matter concerning the pledge of the equity held by the Pledgor in the Company’s registered capital to the Pledgee shall be subject to the provisions of this Agreement.

7.10	This Agreement shall be rendered in Chinese in five counterparts, with one held by each of the Pledgor and the Pledgee respectively and the rest held by the Company.

The parties hereto have prompted their authorized representatives to sign this Agreement on the date first written above.

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Guangzhou Tiya Information Technology Co., Ltd. (Seal)

/s/ Seal of Guangzhou Tiya Information Technology Co., Ltd.

Signature:	/s/ Li Zelong
Name:	Li Zelong
Position:	Legal representative

Ding Ning

Signature:	/s/ Ding Ning